   As filed with the Securities and Exchange Commission on September 23, 1997

                                                      Registration No. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                ______________

                                 UNITRIN, INC.
             (Exact name of registrant as specified in its charter)

              Delaware                                       95-4255452

    (State or other jurisdiction                          (I.R.S. employer
  of incorporation or organization)                    identification number)

                             One East Wacker Drive
                            Chicago, Illinois 60601
                                 (312) 661-4600

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ______________

                              Scott Renwick, Esq.
                                 Unitrin, Inc.
                             One East Wacker Drive
                            Chicago, Illinois 60601
                                 (312) 661-4600

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:
                             John S. Chapman, Esq.
                             Lord, Bissell & Brook
                            115 South LaSalle Street
                            Chicago, Illinois  60603

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

==========================================================================================================
                                  Amount to       Proposed maximum      Proposed maximum        Amount of
    Title of each class of      be registered    offering price per    aggregate offering     registration
 securities to be registered         (1)              unit (2)              price (2)            fee (2)
----------------------------------------------------------------------------------------------------------

Common Stock, $0.10 par value      342,000            $65.375              $22,358,250           $6,775
----------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, the number of shares of the Registrant's common stock registered hereunder will be adjusted in the event of stock splits, stock dividends or similar transactions.

(2) The proposed maximum offering price and, pursuant to Rule 457(c) of the Securities Act of 1933, as amended, the registration fee are based on the average of the high and low prices of the common stock on September 22, 1997 ($65.375) as reported on the National Market Tier of the Nasdaq Stock Market.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                                  PROSPECTUS

                                342,000 SHARES

                                 UNITRIN, INC.

                                 COMMON STOCK
                          (PAR VALUE $.10 PER SHARE)

                                ______________


         This Prospectus relates to up to 342,000 shares of common stock, par value $.10 per share (the "Common Stock"), of Unitrin, Inc. (the "Company") to be sold from time to time by the selling shareholder named under "Selling Shareholder," who acquired such shares of the Common Stock as a result of the acquisition as of January 1, 1997 of Union Automobile Indemnity Company by the Company. Sales of the Common Stock may be made by the Selling Shareholder, or by pledgees, donees, transferees or other successors in interest thereof, only in ordinary brokerage transactions, including sales on the National Market Tier of the Nasdaq Stock Market, at prices and at terms then prevailing or at prices related to the then current market price. The Company will not receive any of the proceeds from such sales.

         The Common Stock is quoted on the National Market Tier of the Nasdaq Stock Market under the symbol "UNIT." The last sale price of the Common Stock on September 22, 1997 as reported on the National Market Tier of the Nasdaq Stock Market was $65.125 per share.


                                ______________



         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
                 COMMISSION OR ANY STATE SECURITIES COMMISSION
                 PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                    PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.


                                ______________


              The date of this Prospectus is September ___, 1997

         No person has been authorized to give any information or to make any representation other than those contained in this Prospectus in connection with the offer contained herein, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities offered hereby in any jurisdiction to any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof or that the information herein is correct as of any time subsequent to its date.



                               TABLE OF CONTENTS

                                                                            Page

AVAILABLE INFORMATION........................................................  2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..............................  3
THE COMPANY..................................................................  3
SECURITIES COVERED BY THIS PROSPECTUS........................................  4
SELLING SHAREHOLDER..........................................................  4
ADDITIONAL INFORMATION.......................................................  5
LEGAL OPINION................................................................  5
EXPERTS......................................................................  5



                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements, and other information can be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC maintains a website at http://www.sec.gov that also contains certain reports, proxy statements and other information regarding companies (such as the Company) that file information electronically with the SEC. The Common Stock is quoted on the National Market Tier of the Nasdaq Stock Market under the symbol "UNIT," and such reports, proxy statements and other information concerning the Company should be available for inspection and copying at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. Copies of such documents, other than certain exhibits to such documents, are available, without charge upon written or oral request, from Scott Renwick, Esq., Secretary, Unitrin, Inc., One East Wacker Drive, Chicago, Illinois 60601, Telephone (312) 661-4600.

          The following documents filed with the SEC by the Company are hereby incorporated by reference in this Prospectus and made a part hereof:

          (1) Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as amended on Form 10-K/A filed September 22, 1997;

          (2) Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, as amended on Form 10-Q/A filed September 22, 1997;

          (3) Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, as amended on Form 10-Q/A filed September 22, 1997; and

          (4) the descriptions of the Common Stock set forth in the Registration Statement on Form 10 dated February 15, 1990 and the Registration Statement on Form 8-A dated August 3, 1994.

          All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed incorporated by reference in this Prospectus and a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed incorporated herein by reference will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                  THE COMPANY

          The Company is a diversified financial services holding company incorporated under the laws of Delaware. Through its subsidiaries, the Company conducts its operations in three segments: Life and Health Insurance, Property and Casualty Insurance and Consumer Finance. The Company and its subsidiaries have approximately 7,400 full-time employees of which approximately 5,000 are employed in the Life and Health Insurance segment, 1,700 in the Property and Casualty Insurance segment and 600 in the Consumer Finance segment. The address of the Company's principal executive offices is Unitrin, Inc., One East Wacker Drive, Chicago, Illinois 60601.

          Additional information about the Company is included in documents incorporated by reference into this Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                     SECURITIES COVERED BY THIS PROSPECTUS

          This Prospectus relates to up to 342,000 shares of the Common Stock of the Company to be sold from time to time by the Selling Shareholder. The Company will not receive any of the proceeds from such sales.

          Sales of the Common Stock may be made by the Selling Shareholder, or by pledgees, donees, transferees or other successors in interest thereof, only in ordinary brokerage transactions. Such sales may be made on the National Market Tier of the Nasdaq Stock Market at prices and at terms then prevailing or at prices related to the then current market price.

          The Company is not obligated to continue in effect the Registration Statement of which this Prospectus is a part beyond the time at which registration is not necessary to permit the sale or disposition of the Common Stock pursuant to Rule 144 (or any similar rule then in force) under the Securities Act of 1933, as amended (the "Securities Act"). The Company presently intends to file a post-effective amendment in January of 1998 to remove from such registration all of the Common Stock which remains unsold at the date of the post-effective amendment.

          Pursuant to Rule 416 under the Securities Act, the number of shares of Common Stock covered by this Prospectus will be adjusted in the event of stock splits, stock dividends or similar transactions.

                              SELLING SHAREHOLDER

          The following table sets forth the number of shares of the Common Stock owned by the Selling Shareholder named below as of August 20, 1997, the number of shares to be offered, and the number of shares of the outstanding Common Stock to be owned after completion of the offering:

                                                          Number of Shares
                                          ------------------------------------------------
Name of the Selling Shareholder
and Nature of any Position,                                                                    Percentage of
Office or Other Material                                                     Owned After       Class to be
Relationship with the Company             Owned Prior to                     Completion of     Owned After
Within the Past Three Years               Offering(1)      To be Offered     Offering(2)       Completion(2)
-------------------------------           --------------   -------------     -------------     --------------
Direct Auto Insurance
Company (formerly,
Union Automobile Insurance
Company)(3)                                  342,000        Up to 342,000          -0-               -0-

____________________________

(1) Calculated pursuant to Rule 13d-3(d) under the Exchange Act. The Selling Shareholder has informed the Company that the Selling Shareholder has sole voting and investment power with respect to all such shares and that such shares are pledged as collateral for a loan.

(2) This presentation assumes that all shares covered by this Registration Statement would be sold. There can be no assurances as to when any of such shares may be sold.

(3) The Selling Shareholder acquired such shares of the Common Stock as a result of the acquisition as of January 1, 1997 of Union Automobile Indemnity Company by the Company.

                            ADDITIONAL INFORMATION

          This Prospectus constitutes a part of a registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") filed by the Company with the SEC under the Securities Act with respect to the shares of Common Stock being offered hereby. This Prospectus does not contain all of the information included in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Any statement contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the SEC does not purport to be complete and, in each such instance, is subject to and qualified in its entirety by reference to the copy of such document. Reference is made to such Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the securities offered hereby. Copies of all or any part of the Registration Statement, including exhibits thereto, may be obtained, upon payment of the prescribed fees, or inspected at the offices of the SEC and the Nasdaq Operations as set forth above.

                                 LEGAL OPINION

          The validity of the Common Stock offered hereby will be passed upon for the Company by Scott Renwick, Esq., Counsel of the Company. As of the date of this Prospectus, Mr. Renwick beneficially owned an aggregate of 3,923 shares of Common Stock.

                                    EXPERTS

          The consolidated financial statements and related financial statement schedules of Unitrin and subsidiaries as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, incorporated by reference in this Prospectus from Unitrin's Annual Report on Form 10-K/A for the year ended December 31, 1996, have been audited by KPMG Peat Marwick LLP ("KPMG"), independent auditors, as stated in their reports which are incorporated by reference herein. As stated in KPMG's report, the financial statements of Litton Industries, Inc. ("Litton") and Western Atlas Inc. ("Western Atlas") were audited by other auditors whose reports were furnished to KPMG. KPMG's opinion insofar as it relates to the amounts included for Litton and Western Atlas is based solely upon the reports of the other auditors. The financial statements of Litton and Western Atlas (accounted for on the equity method by Unitrin) have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports also incorporated by reference in this Prospectus from Unitrin's 1996 Annual Report on Form 10-K/A. Such financial statements of Unitrin and subsidiaries are included herein in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing.

                                    PART II
                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions.

Securities and Exchange Commission filing fee                            $ 6,775

Legal fees and expenses                                                    5,000

Accounting fees and expenses                                               4,000

Miscellaneous                                                                225

          Total                                                          $16,000

     Except for the Securities and Exchange Commission filing fee, all of the foregoing expenses have been estimated. The Company will pay all expenses incurred in connection with the registration and distribution.

Item 15.  Indemnification of Directors and Officers

     Under Delaware law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action (other than an action by or in the right of the corporation) by reason of his service as a director, officer, employee or agent of the corporation, or his service, at the corporation's request, as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees) that are actually and reasonably incurred by him ("Expenses"), and judgments, fines and amounts paid in settlement that are actually and reasonably incurred by him, in connection with the defense or settlement of such action, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Although Delaware law permits a corporation to indemnify any person referred to above against Expenses in connection with the defense or settlement of an action by or in the right of the corporation, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, if such person has been judged liable to the corporation, indemnification is only permitted to the extent that the Court of Chancery (or the court in which the action was brought) determines that, despite the adjudication of liability, such person is entitled to indemnity for such Expenses as the court deems proper. The General Corporation Law of the State of Delaware ("DGCL") also provides for mandatory indemnification of any director, officer, employee or agent against Expenses to the extent such person has been successful in any proceeding covered by the statute. In addition, the DGCL provides the general authorization of advancement of a director's or officer's litigation expenses in lieu of requiring the authorization of such advancement by the Board of Directors in specific cases, and that indemnification and advancement of expenses provided by the statute shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement or otherwise.

     The Certificate of Incorporation of the Company provides for the broad indemnification of the directors and officers of the Company and for advancement of litigation expenses to the fullest extent permitted by current Delaware law.

     The Certificate of Incorporation of the Company eliminates the personal liability of a director to the Company or its shareholders under certain circumstances, for monetary damages for breach of fiduciary duty as a director.

     The Company maintains a directors and officers liability insurance policy insuring the directors and officers of the Company and its subsidiaries in certain instances.


Item 16.  Exhibits
-------

     The following exhibits are filed herewith or incorporated herein by reference:

Exhibit
Number    Description
------    -----------

4 Rights Agreement between the Company and First Chicago Trust Company of New York, as rights agent, dated as of August 3, 1994 (incorporated herein be reference to Exhibit 1 to the Company's Registration Statement on Form 8-A dated August 3, 1994).

5         Opinion of Scott Renwick, Esq.

23.1      Consent of KPMG Peat Marwick LLP.

23.2      Consent of Deloitte & Touche LLP.

23.3      Consent of Scott Renwick, Esq. (included in exhibit 5).

Item 17.  Undertakings
-------

     The registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the Company pursuant to Section 13 or
               Section 15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference;

          (b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference; and

          (c) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in Item 15 above, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                               POWER OF ATTORNEY


     Each person whose signature appears below hereby appoints each of Richard
C. Vie, President and Chief Executive Officer, Eric J. Draut, Treasurer and Chief Financial Officer, and Scott Renwick, Secretary, his true and lawful attorney-in-fact with authority together or individually to execute in the name of each such signatory, and with authority to file with the Securities and Exchange Commission, any and all amendments to the registration statement on Form S-3 of Unitrin, Inc., together with any and all exhibits thereto and other documents therewith, necessary or advisable to enable Unitrin, Inc. to comply with the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in the registration statement as the aforesaid attorney-in-fact executing the same deems appropriate.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Unitrin, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on September 23, 1997.

                                                UNITRIN, INC.
                                                (Registrant)


                                     By: /s/ Richard C. Vie
                                         ------------------
                                         Richard C. Vie
                                         President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

             Signature                                      Title                                  Date
             ---------                                      -----                                  ----
/s/ Richard C. Vie                          President, Chief Executive Officer and           September 23, 1997
------------------------------------        Director
Richard C. Vie

/s/ Jerrold V. Jerome                       Chairman of the Board and Director               September 23, 1997
------------------------------------
Jerrold V. Jerome

/s/ Eric J. Draut                           Treasurer and Chief Financial Officer            September 23, 1997
------------------------------------        (principal accounting and financial
Eric J. Draut                               officer)

/s/ James E. Annable                        Director                                         September 23, 1997
------------------------------------
James E. Annable

/s/ Reuben L. Hedlund                       Director                                         September 23, 1997
------------------------------------
Reuben L. Hedlund

/s/ George A. Roberts                       Director                                         September 23, 1997
------------------------------------
George A. Roberts

/s/ Fayez S. Sarofim                        Director                                         September 23, 1997
------------------------------------
Fayez S. Sarofim

/s/ Henry E. Singleton                      Director                                         September 23, 1997
------------------------------------
Henry E. Singleton